Exhibit (p)(17)

Personal Account Dealing Procedure

SLI Risk & Compliance

Version:	1.4

Status:	Final

Procedure Owner:	Alan Braithwaite

Author:	Leigh-Ann Plenderleith

Date Created:	20 November 2014

Date Updated:	n/a

Table of contents

1	Introduction			3

	1.1	Purpose		3
	1.2	Scope		3

2	Background			3

3	SLI’s Personal Account Dealing Obligations			4

	3.1	Requirements of all SLI employees		4
	3.2	Additional requirements of SLI’s ‘access persons’		4

4	Procedures for attesting and for approving, reporting and monitoring personal account dealing			5

	4.1	Global Code of Conduct Attestation		5
	4.2	Pre-approval of personal account deals		5
		4.2.1	Requesting pre-approval of personal account deals in “reportable securities”	5
		4.2.2	Approving personal account deal requests	6
	4.3	Reporting personal account deals		7
	4.4	Reporting violations		8
	4.5	Account and holdings disclosures		8
		4.5.1	Initial account and holdings disclosures	8
		4.5.2	Annual account and holdings disclosures	9
	4.6	Providing account statements		9
	4.7	(Asia Pacific only) Gaining approval in advance of appointing any brokers to trade on your behalf.		10
	4.8	Monitoring personal account deals		10
	4.9	Record-keeping		10

Appendix 1: Definitions				11

Appendix 2: Logging in to Compass				12

Appendix 3: Version Control				13

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1	Introduction

1.1	Purpose

The purpose of this document is to detail:

•	Standard Life Investments’ (SLIs) standards of conduct in relation to Personal Account Dealing; and
•	SLI’s procedures for approving, reporting and monitoring Personal Account Dealing

1.2	Scope

This document covers all aspects of SLI’s procedures in relation to Personal Account Dealing (including compliance with COBs 11.7 in the FCA handbook and the SEC’s Rule 204A). It does not cover other aspects of SLI’s Global Code of Conduct, such as Gifts and Entertainment, the Conflicts of Interest register, or the insider list procedure.

The Personal Account Dealing procedure applies to all of SLI’s employees worldwide.

2	Background

As a firm that conducts investment business SLI has a fiduciary obligation to establish, implement and maintain adequate arrangements to manage and mitigate conflicts of interest. Conflicts of interest encompass any situation where the interests of SLI, or any of our employees, conflict with or are in competition with the interests of our clients. SLI’s Global Code of Conduct sets out the standards of conduct expected of our employees and it is a condition of employment that we must all adhere to. Failure to adhere to the Global Code of Conduct is likely to result in disciplinary action and, potentially, termination of employment and your actions being reported to our regulators.

This document focuses on personal account dealing, which is a particular area in which conflicts of interest could easily arise. Personal account dealing is the buying or selling of securities in which an individual has, or acquires, a direct or indirect beneficial ownership. Personal account deals must always be carried out in such a manner that the Principles and Regulations of the FCA, U.S. SEC, Canadian AMF, SFC and other regulators are observed.

Section 3 of this document provides details of SLI’s standards of conduct in relation to personal account dealing and section 4 sets out our procedures for approving, reporting and monitoring personal account dealing.

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3	SLI’s Personal Account Dealing Obligations

3.1	Requirements of all SLI employees

All SLI’s permanent employees, contractors who have “Coxxxxx” staff numbers and secondees to SLI are deemed to be “supervised persons”. As a “supervised person” you are required to satisfy the following requirements in respect of personal account dealing:

1.	Attest within 10 working days of joining, and at least once each 12-month period thereafter, that you have read and understood SLI’s Global Code of Conduct.

2.	Gain approval for personal account dealings in “reportable securities” (see Appendix 1 for definition) in advance of transacting the deal.

Note that this includes dealings in any personal accounts that you have control over (e.g. power of attorney) or that are held by immediate family members (e.g. your spouse/partner, dependent children or parents) within your household.

3.	Trade within 2 business days of approval being received. (If this is not possible for the security you would like to trade you should state the dealing period when seeking approval for the trade.)

4.	Record personal account dealings in “reportable securities” in Compass within 10 business days of the trade’s completion date.

5.	Hold “reportable securities” for at least 60 days before trading them again.

6.	Report any violations of the above requirements to SLI Risk & Compliance.

Section 4 contains details of how the above should be done.

3.2	Additional requirements of SLI’s ‘access persons’

In addition to the above, SLI employees who have been deemed to be “access persons” (see Appendix 1 for definition) are also required to satisfy the following requirements in respect of personal account dealing:

1.	Make a disclosure of all personal accounts and holdings – except cash holdings, pensions in payment and defined benefit pension scheme entitlements – within 10 working days of becoming an SLI “access person” and at least once each 12-month period thereafter.

Note that this includes accounts and holdings in any personal accounts that you have control over (e.g. power of attorney) or which are held by immediate family members (e.g. your spouse/partner, dependent children or parents) within your household.

The holding amounts reported must be current as of a date not more than 45 days prior to the individual becoming an “access person” (for initial disclosures) or the date the holdings report is submitted (for annual reports).

2.	Provide account statements confirming transactions in any personal accounts that you or your immediate family members own but do not have direct control over (i.e. where investment discretion has been granted to an IFA or investment adviser) within 30 days of the end of the quarter in which the transactions were conducted.

3.	(If based in Asia Pacific only) Gain approval from Jacquie Garrett in advance of appointing any Hong Kong-based brokers to trade on your behalf.

Section 4 contains details of how the above should be done.

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4	Procedures for attesting and for approving, reporting and monitoring personal account dealing

Most of the procedures in this section require the use of Compass. Please refer to appendix 2 for a reminder of how to log in to Compass.

4.1	Global Code of Conduct Attestation

All SLI “supervised persons” are required to attest within 10 working days of joining, and at least once each 12-month period thereafter, that they have read and understood SLI’s Global Code of Conduct.

The procedure for completing this is as follows:

•	You will receive an e-mail alert from Compass when you are due to complete a Global Code of Conduct Attestation.

•	You should log into Compass (see appendix 2 for details), click on the link(s) in the “My To Do List’ box and work through the tasks that Compass asks you to complete in advance of the due date.

•	SLI Risk & Compliance will monitor completion of the attestations and report overdue attestations to the SLI Operations Risk Committee and SLI Enterprise Risk Management Committee as appropriate.

Any queries in relation to completing the attestation in Compass should be sent to: compass_admin@standardlife.com

Note that failure to complete the Global Code of Conduct attestation on a timely basis is likely to result in disciplinary action and, potentially, termination of employment and your actions being reported to our regulators as this would breach SLI’s regulatory requirements.

4.2	Pre-approval of personal account deals

All SLI “supervised persons” are required to gain approval for personal account dealings in “reportable securities” (see Appendix 1 for definition) in advance of transacting the deal. This includes dealings in any personal accounts that you have control over (e.g. power of attorney) or that are held by immediate family members (e.g. your spouse/partner, dependent children or parents) within your household.

4.2.1	Requesting pre-approval of personal account deals in “reportable securities”

The procedure for requesting pre-approval of personal account deals in “reportable securities” is as follows:

•	Identify whether the personal account trade that you want to conduct is a “reportable security” (see Appendix 1 for details)

•	Log into Compass (see Appendix 2 for details), select “view list” under “Broker Accounts” and check that the broker account that is relevant to the personal account trade you want to conduct has been set up. If it hasn’t either contact compass_admin@standardlife.com asking for it to be set up or click on “Broker Accounts” to create a new broker account, populate the boxes and then click ‘create’.

There are 3 ‘account type’ options:

o	REG – For regular accounts that you hold
o	SPO – For accounts that are controlled by immediate family members within your household
o	EXP – For “exempt” accounts which you or your immediate family members own but do not have direct control over (i.e. where investment discretion has been granted to an IFA or investment adviser)

•	Select “Trade Request” to create a new trade request and fill in the ‘Personal Account Dealing Trade Request’ form and click ‘submit’.

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Note that you will be expected to trade within 2 business days of receiving approval to conduct the trade. If this is not possible for the security you would like to trade you should state the dealing period in the ‘Personal Account Dealing Trade Request’ form.

The following trade requests will be automatically declined:

o	A request to trade a security that is on the Insider list.
o	A request to trade a security that is in the Chinese Walls list.
o	A request to sell a security that was purchased less than 60 calendar days prior to the request to sell.
o	A request to trade a security that is on the sanctions list.

Some trade requests will be automatically approved and others will need to be directed to individuals for manual approval.

The following trade requests will be referred to Risk and Compliance:

o	A request to trade a security that is an IPO.
o	A request to trade a security in which after executing the transaction the individual will have significant ownership of the security that exceeds 5% of the outstanding voting shares.

•	If prompted by Compass select appropriate approver(s) from the drop down list.

Compass will send an e-mail notification to the selected approver(s), but you are encouraged to speak to the selected approver(s), too, in order to ensure they are available and aware of your request. If your chosen approver(s) are not available you can reselect the approver(s) within the ‘Personal Account Dealing Trade Request’ form.

•	Await notification of the response from Compass.

Any further queries in relation to creating new broker accounts or submitting the personal account dealing trade request form within Compass should be sent to: compass_admin@standardlife.com.

Any general questions in relation to “reportable securities” or appropriate approvers should be sent to: Sam Bauld (Samantha_bauld@standardlife.com), Tom Bramhill (tom_bramhill@standardlife.com) or a member of Regulation and Advice Team.

4.2.2	Approving personal account deal requests

This section is only relevant to approvers of personal account deal requests.

The procedure for manually pre-approving requested personal account deals in “reportable securities” is as follows:

•	Approvers will receive an e-mail alert from Compass when you have been selected to pre-approve a personal account deal.

•	When you receive such an e-mail alert you should log into Compass (see appendix 2 for details), and go to the request by either clicking on the link in the e-mail alert or by clicking on “Trade Requests” in the “You have X items to review!” banner.

•	In order to decide whether or not to approve a personal account deal request you should check the following:

o	Whether you feel that the personal account deal being requested creates a conflict with any client accounts. If it does the request should be declined.

o	Whether the personal account deal being requested involves taking a short position on a financial instrument (e.g. short-selling, spread-betting on financial instruments, selling uncovered options, swaps, contracts for differences). If it does the request should be declined.

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o	Whether the house view on the security that the requestor would like to trade has changed within the last 5 business days. If it has the request should usually be declined.

o	Whether the requestor is responsible for researching the security that they’d like to trade as part of their role.

•	If so, if SLI has traded the stock within the last 5 business days or you are aware of any plans for SLI to trade it within the next 5 business days the request should usually be declined.
•	If not, if SLI traded the stock within the last business day or you are aware of any plans for SLI to trade it within the next business day the request should usually be declined.
•	Also, if the requestor is seeking to trade in a security that they research in the opposite direction to their public recommendations the request should usually be declined.

As the approver, you have the option of over-riding the third and fourth restrictions if you are comfortable that the personal deal being requested does not create a conflict within any client accounts.

•	Set “Review Result” to “Approved” or “Declined” as appropriate. If you are approving by choosing to over-ride the restrictions please state this within the “Comment for Compliance” box and if you are declining please state the reason for declining in the “Comment for Employee” box. Finally, click “Submit”.

Compass will send an e-mail notification to the personal account deal requestor of your decision.

Any queries in relation to processing an approval/decline within Compass should be sent to: compass_admin@standardlife.com.

Any general questions in relation to reviewing personal account trade requests should be sent to: Sam Bauld (Samantha_bauld@standardlife.com), Tom Bramhill (tom_bramhill@standardlife.com) or a member of Regulation and Advice Team.

4.3	Reporting personal account deals

All SLI “supervised persons” are required to record personal account dealings in “reportable securities” in Compass within 10 business days of the trade’s completion date.

The procedure for recording personal account dealings in “reportable securities” in Compass is as follows:

•	You should conduct your desired personal account trade in “reportable securities” within 2 business days of receiving approval to trade. If this is not possible for the security you would like to trade you need to state the dealing period in the ‘Personal Account Dealing Trade Request’ form.

•	For accounts for which the broker provides an electronic feed into Compass no manual reporting of the transactions is required so you can stop here. Otherwise, proceed as follows:

•	Log into Compass (see appendix 2 for details), select “view list” under “Trade Request”, open the approved trade request that you have conducted. If you decided not to proceed with the approved personal account trade request you should click the “retract” link. Otherwise, click “Execute.”

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•	Select the “add Notes & Attachments” tab, click “Create” and attach the contract note, or equivalent, for the trade. The contract note should contain:

•	The date of the transaction; the title of security; a security identifier (e.g. the CUSIP number or exchange ticker symbol as applicable); number of shares; principal amount of each reportable security involved; interest rate and maturity date (as applicable).

•	The name of any broker, dealer or bank with or through which the transaction was effected.

•	The nature of the transaction (i.e. purchase, sale or any type of acquisition or disposal).

•	The price of the security at which the transaction was effected.

Ensure all other details are correct and click “Create” again.

Any queries in relation to using Compass to report personal account deals should be sent to: compass_admin@standardlife.com.

4.4	Reporting violations

If you become aware of any violations of SLI’s Global Code of Conduct, including SLI’s personal account dealing requirements, you should report these to the following individuals in SLI Risk & Compliance:

•	Paul Watts for employees based in UK, Europe and Asia Pacific:

E-mail: paul_watts@standardlife.com

Tel: 0131 245 5131

•	Eric Rose for employees based in North America:

E-mail: eric_rose@standardlife.com

Tel: (617)720 7922

4.5	Account and holdings disclosures

This section is only relevant to “access persons”.

All SLI “access persons” are required to make a disclosure, including account statements, of all personal accounts and holdings – except cash holdings, pensions in payment and defined benefit pension scheme entitlements – within 10 working days of becoming an SLI “access person” and at least once each 12-month period thereafter.

The procedures for “access persons” disclosing holdings are as follows:

4.5.1	Initial account and holdings disclosures

•	You will receive an e-mail alert from Compass when you become an “access person” instructing you to complete an initial report of all personal accounts and holdings within 10 working days.

•	You should log into Compass (see appendix 2 for details), click on the “Report Initial Holding” link in the ‘My To Do List’ box, populate the fields that appear and then click on “Add Initial Holding”. Repeat this step from the “Repeat Initial Holding” stage until you have entered all your personal accounts and holdings.

The holding amounts reported must be current as of a date not more than 45 days prior to you becoming an “access person”.

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Note that “all personal accounts and holdings” includes accounts and holdings in any personal accounts that you have control over (e.g. power of attorney) or which are held by immediate family members (e.g. your spouse/partner, dependent children or parents) within your household.

•	SLI Risk & Compliance will monitor completion of the initial account and holdings disclosures and report overdue disclosures to the SLI Operations Risk Committee and SLI Enterprise Risk Management Committee as appropriate.

4.5.2	Annual account and holdings disclosures

•	You will receive an e-mail alert from Compass when you are due to complete an annual account and holdings disclosure.

•	You should log into Compass (see appendix 2 for details), click on the “Annual Combined Report” link in the ‘My To Do List’ box and work through the tasks that Compass asks you to complete adding and amending transactions as necessary to reflect the true position.

Since you’ll have reported all your personal account deals in “reportable securities” throughout the year this should be fairly straightforward, though you may need to update your holdings in securities that are not “reportable securities” (see definition in appendix 1).

The holding amounts disclosed must be current as of a date not more than 45 days prior to the date the annual account and holdings disclosure is submitted.

Note that “all personal accounts and holdings” includes accounts and holdings in any personal accounts that you have control over (e.g. power of attorney) or which are held by immediate family members (e.g. your spouse/partner, dependent children or parents) within your household.

•	SLI Risk & Compliance will monitor completion of the annual account and holdings disclosures and report overdue disclosures to the SLI Operations Risk Committee and SLI Enterprise Risk Management Committee as appropriate.

Note that failure to complete the annual account and holdings disclosure on a timely basis could lead to your actions being reported to our regulators as it would be a breach of SLI’s regulatory requirements.

Any queries in relation to using Compass to report holdings should be sent to: compass_admin@standardlife.com.

Any general questions in relation to which holdings should be reported, which account statements are acceptable, etc. should be sent to: Sam Bauld (Samantha_bauld@standardlife.com), Tom Bramhill (tom_bramhill@standardlife.com) or a member of Regulation and Advice Team.

4.6	Providing account statements

This section is only relevant to “access persons”.

All SLI “access persons” are required to provide account statements confirming transactions in any personal accounts that you or your immediate family members own but do not have direct control over (i.e. where investment discretion has been granted to an IFA or investment adviser) within 30 days of the end of the quarter in which the transactions were conducted.

The procedure for “access persons” to provide account statements is as follows:

•	Log into Compass (see appendix 2 for details), select “view list” under “Transactions” and then go to the “Notes & Attachments” tab. Click “Create” and attach the account statement and click “Create” again.

Any queries in relation to using Compass to provide account statements should be sent to: compass_admin@standardlife.com.

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4.7	(Asia Pacific only) Gaining approval in advance of appointing any brokers to trade on your behalf.

This section is only relevant to “access persons” who are based in Asia Pacific.

If you are an SLI “access person” who is based in Asia Pacific you need to gain approval in advance of appointing any Hong Kong-based brokers to trade on your behalf.

To do this e-mail Jacquie Garrett (Jacquie_garrett@standardlife.com).

4.8	Monitoring personal account deals

In order to satisfy the regulatory requirements, SLI Risk & Compliance monitor adherence to SLI’s Global Code of Conduct, including the personal account dealing requirements. This monitoring includes:

•	Assessing whether the SLI employees have followed the personal account dealing procedures;

•	Comparing personal account trading to restricted lists;

•	Analysis of personal account trading to identify any patterns that may indicate abuse, including market timing. For example, we will identify and investigate instances of personal account trading in securities shortly before or after SLI traded in the same security.

•	Assessing whether any “access persons” who have conducted personal account trading in the same securities they are trading for clients are achieving terms as favourable for the clients as they are for themselves and investigating any substantial disparities;

SLI’s regulators also conduct some monitoring of SLI’s management and mitigation of conflicts of interest, including our fulfilment of the personal account dealing requirements.

4.9	Record-keeping

In order to satisfy the regulatory requirements, SLI Risk & Compliance will retain the following records:

•	Copies of the SLI Global Code of Conduct for at least 5 years after the last date they were effective;

•	Records of violations of the Global Code of Conduct and actions taken as a result of the violations for at least 5 years;

•	The Global Code of Conduct attestations provided by SLI’s “supervised persons” for at least 5 years after they have ceased to be a “supervised person”;

•	The names of “access persons” and their holdings reports and reports of personal account deals for at least 5 years; and

•	Records of decisions approving acquisitions of securities in IPOs and limited offerings for at least 5 years.

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Appendix 1: Definitions

•	Supervised person

All SLI’s permanent employees, contractors who have “Coxxxxx” staff numbers and secondees to SLI are deemed to be “supervised persons”.

•	Access person

All of SLI’s permanent employees based in North America, and anyone who has access to investment decisions for listed funds, are currently (September 2014) deemed to be “access persons”. On 2nd October 2014 the SLI Enterprise Risk Management Committee confirmed that we should extend this such that all of SLI’s permanent employees, but not contractors or secondees to SLI, are deemed to be “access persons”. SLI Risk & Compliance are adopting a phased approach to rolling out this new definition with the aim of having the new definition fully implemented by October 2015. If you are a permanent SLI employee and have not yet been advised that you are an “access person” you can expect to be advised of this in due course.

•	Reportable funds

A “reportable fund” is any fund for which you serve as an investment adviser or any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.

•	Reportable securities

All types of investment, including Initial Public Offerings and Private Placements, are “reportable securities” with the following exceptions which appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover:

o	Standard Life Plc shares or options.

This is because SLI does not actively deal in Standard Life Plc shares for client funds. However, note that employees on Standard Life’s ‘insider lists’ must seek clearance from Group Secretariat prior to dealing in Standard Life Plc shares or options.

o	Transactions and holdings in securities that are pursuant to an “automatic investment plan”.

An “automatic investment plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Dividend reinvestment plans and regular investments into Collective Investment Funds (e.g. Company pension scheme, mutual funds, ISAs) including changes to these regular investments are considered to be “automatic investment plans”.

o	Transactions and holdings in shares or units of non-SLI mutual funds (e.g. US registered investment companies that SLI does not run the investments for).

o	Transactions and holdings in shares or units of closed-ended funds (including investment trusts) that SLI does not manage the investment for.

o	Transactions and holdings in direct obligations of the Government or Canadian Provinces (e.g. Federal Government/Treasury securities, Canadian Provincial Bonds, Municipal Bonds)

o	Money market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

o	Shares of money market funds

For the avoidance of doubt, transactions and holdings in mutual funds (e.g. through ISAs, pensions) affiliated to SLI that are not part of an “automatic investment plan” are reportable.

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The scope of “reportable securities” includes dealings in any personal accounts that you have control over (e.g. via power of attorney) or that are controlled by immediate family members (e.g. your spouse/partner, dependent children or parents) within your household. Dealings in personal accounts that you or your immediate family members do not have direct control over are not within the scope of “reportable securities” (e.g. where investment discretion has been granted to an IFA or investment adviser).

Appendix 2: Logging in to Compass

You should find the Compass icon within the “SL App” folder in your start menu. Alternatively, you can access Compass by visiting the following website page:

https://standardlife.starcompliance.com/Pages/Auth/Login

You log in to Compass by entering your username (e.g. SLxxxx or COxxxxx) and your password.

If you have forgotten your password please click on “Forgotten password?” and input your details in the following format on the ‘forgotten password’ screen:

Username: SLxxxx

Email Address: SLxxxx@standardlife.com

Note that the e-mail address when requesting a password has to be in the format ‘Staff ID@standardlife.com’ and not in the format ‘name@standardlife.com’.

Any queries in relation to this should be sent to: compass_admin@standardlife.com

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Appendix 3: Version Control

Version	Created / Updated by	Comments / Signed Off by / Sign Off date	Date created
V 0.1	Leigh-Ann Plenderleith	Initial draft	25/08/14
V0.2	Leigh-Ann Plenderleith	Incorporating feedback from Eric Rose and Sam Bauld	29/08/14
V0.3	Leigh-Ann Plenderleith	Incorporating feedback from Paul Watts, Howard Copeland and Alan Braithwaite	01/09/14
V0.4	Leigh-Ann Plenderleith	Incorporating feedback from Howard Copeland and Claire Etchells	02/09/14
V0.5	Leigh-Ann Plenderleith	Reflecting the ORC’s decision that all SLI employees except contractors and secondees will be access persons. Also incorporating feedback from Jacquie Garrett.	26/09/14
V1.0	Leigh-Ann Plenderleith	Creating “final” rather than “draft” version of the document	02/10/14
V1.1	Leigh-Ann Plenderleith	Introducing a change to the procedure such that people who are researching stocks won’t get approval for a trade request that is in the opposite direction to their recommendation for related stocks, except in extraneous circumstances	14/10/14
V1.2	Leigh-Ann Plenderleith	Clarifying that changes to regular investments in an “automatic investment plan” is not reportable.	12/11/14
Also clarifying that transactions and holdings in closed-ended funds that SLI does not manage the investment for are not reportable.
V1.3	Leigh-Ann Plenderleith	Reflecting feedback from Laura Murphy	14/11/14
V1.4	Kirsty Wallace	Updating to include the protocol for a trade request in an IPO or if the request will result in significant ownership.	20/11/14

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